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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)*


                                   51JOB, INC.
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                                (NAME OF ISSUER)


                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)


                                    316827104
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2006
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

-----------------------------------------------
CUSIP NO. 316827104
-----------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nam Norman Lui
----------------------------------------------------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) [ ]
     (b) [ ]
----------------------------------------------------------------------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Hong Kong SAR, People's Republic of China
----------------------------------------------------------------------------------------------------------------------------
                            5    SOLE VOTING POWER
                                 2,788,565
     NUMBER OF              ------------------------------------------------------------------------------------------------
      SHARES                6    SHARED VOTING POWER
    BENEFICIALLY                 Not applicable
      OWNED BY              ------------------------------------------------------------------------------------------------
        EACH                7    SOLE DISPOSITIVE POWER
      REPORTING                  2,788,565
     PERSON WITH            ------------------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                 Not applicable
----------------------------------------------------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,788,565
----------------------------------------------------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
     [ ]
----------------------------------------------------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
----------------------------------------------------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
----------------------------------------------------------------------------------------------------------------------------

                                       1
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ITEM 1.

(a)  Name of Issuer.

     51job, Inc.

(b)  Address of Issuer's Principal Executive Offices.

     Building 3
     1387 Zhang Dong Road
     Shanghai 201203
     People's Republic of China


ITEM 2.

(a)  Name of Person Filing.

     This Amendment No. 1 to Schedule 13G is filed by Nam Norman Lui (the "Reporting Person").

(b)  Address of Principal Business Office or, if none, Residence.

     The address of the Reporting Person's principal business office is:

     c/o 51job, Inc.
     Building 3
     1387 Zhang Dong Road
     Shanghai 201203
     People's Republic of China

(c)  Citizenship.

     Nam Norman Lui is a citizen of Hong Kong SAR, People's Republic of China.

(d)  Title of Class of Securities.

     Common Shares

(e)  CUSIP Number.

     316827104


ITEM 3. NOT APPLICABLE

                                       2
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ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:

     2,788,565

(b)  Percent of class:

     5.0% based on information reported by the Issuer on its Form 6-K filed with the Securities and Exchange Commission on November 9, 2006

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote:

           2,788,565

     (ii)  Shared power to vote or to direct the vote:

           Not applicable

     (iii) Sole power to dispose or to direct the disposition:

           2,788,565

     (iv)  Shared power to dispose or to direct the disposition:

           Not applicable


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

                                       3
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable


ITEM 10. CERTIFICATION.

     Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 5, 2007

                                            /s/ Nam Norman Lui
                                            ------------------------------------
                                            Nam Norman Lui

                                       5